Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	October 19, 2007

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Third Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced third quarter 2007 earnings of $0.49 per diluted share, on $6.1 million of net income. Diluted earnings per share were up from the third quarter of 2006, in which the Company earned $0.37 per diluted share on net income of $4.9 million. Earnings for the first nine months of 2007 also increased to $1.37 per diluted share, on $17.6 million in net income, compared with $1.28 per diluted share in the first nine months of 2006, on net income of $17.4 million. Generally, for the year to date period, balance sheet growth, an increase in noninterest income and a reduction in provision for income taxes combined with a decrease in advertising and other expenses to offset a lower net interest margin and increased personnel and facility costs. Current year-to-date earnings also improved due to reduced expense from nonrecurring 2006 categories such as loss on settlement of pension obligation and amortization of core deposit intangible assets expense. The purchase of 973,251 shares of common stock on May 24, 2007 reduced the shares outstanding, which also increased the reported earnings per share for both the third quarter and year to date periods.

Net interest income decreased from $53.5 million in the first nine months of 2006 to $50.8 million in the first nine months of 2007. Average earning assets grew $113.1 million or 5.1% from September 30, 2006 to September 30, 2007. Despite that growth, the net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, declined from 3.37% in the first nine months of 2006 to 3.06% in the first nine months of 2007. The average tax-equivalent yield on year to date earning assets increased from 6.41% in 2006, to 6.70% in 2007, or 29 basis points. At the same time, the average cost of interest-bearing liabilities increased from 3.54% to 4.18%, or 64 basis points.

Net interest income for the third quarter of 2007 was substantially equal to third quarter 2006 at $17.3 million even though the net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, declined to 3.01% in 2007 from 3.21% in 2006. The third quarter 2007 net interest income was improved by growth in average earning assets of $167.0 million, or 7.5%, which included growth in loans, including loans held for sale, of $86.3 million, or 4.9%, and an increase in available for sale securities of $69.3 million, or 15.2%. The average respective tax-equivalent yield on these two categories also increased to 7.16% and 5.26% for the third quarter 2007 from 7.08% and 4.48% for the same period in 2006. Net interest income also incorporates certain fees on loans and the current quarter included an increase of $301,000, or 32.1%, primarily due to prepayment fees. The average tax-equivalent yield on earning assets increased from 6.55% in the third quarter of 2006 to 6.73% in the third quarter of 2007, or 18 basis points. The cost of interest-bearing liabilities increased from 3.85% to 4.23%, or 38 basis points, in the same period.

Changes in deposit funding composition continued to contribute to an increase in interest costs and a decline in the net interest margin percentage for both the first nine months and third quarter of 2007. The average balances of demand deposits increased nominally while lower-cost sources of funds such as NOW and savings accounts decreased by $11.4 million, or 4.4%, and $12.9 million, or 10.9%, respectively in the first nine months of 2007 as compared to the first nine months of 2006. At the same time, deposit growth occurred primarily in higher-cost sources of funds, such as money market and time deposit accounts, which increased on average by $83.8 million, or 20.7%, and $38.5 million, or 4.1%, respectively. The same trends in average deposit categories cited above were also present in a comparison of third quarter balances. Demand deposits in third quarter 2007 increased $4.6 million, or 1.8%, while NOW and savings decreased $29.5 million, or 10.4%, and $10.6 million, or 9.5%, respectively. Average money market and time deposit account balances increased $119.3 million, or 29.7%, and $60.0 million, or 6.4%, in the same period.

Non-deposit funding costs also increased $946,000, or 10.2%, in the first nine months of 2007 as compared to the first nine months of 2006 primarily due to increases in average balances outstanding of securities sold under repurchase agreements, junior subordinated debentures and note payable. The proceeds from the note payable were largely used to repurchase common stock. Similarly, the increase in the subordinated debentures facilitated the financing of the tender offer and resultant purchase of common stock that was completed in the second quarter of 2007. Non-deposit funding costs also increased $329,000, or 9.2%, in the third quarter of 2007 as compared to the same period in 2006. Increases in the same nondeposit funding sources cited above exceeded the benefit of lower rates on all categories with the exception of the note payable.

The Company recorded a $1.2 million provision for loan losses in the first nine months of both 2007 and 2006. Nonperforming loans increased to $5.6 million at September 30, 2007 from $2.2 million at December 31, 2006. Nonperforming loans were $4.5 million at September 30, 2006. The increase in nonperforming loans in 2007 was primarily due to the addition of two commercial real estate borrowing relationships that were added in the second quarter and a residential home equity loan that was added in the third quarter. The advance ratios of balances outstanding to the estimated collateral value for the commercial real estate loans are generally considered conservative by industry standards. The Company is in a first lien position on the home equity loan. All three of the nonperforming loans were placed on nonaccrual status. The ratio of the allowance for loan losses to nonperforming loans was 308.61% as of September 30, 2007, compared with 362.80% as of September 30, 2006. Net charge-offs were $45,000 in the third quarter of 2007 and $149,000 in the third quarter of 2006. Net charge-offs were $77,000 and $229,000 in the first nine months of 2007 and 2006, respectively.

Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio. The provision for loan losses made by the Company for the third quarter of 2007 was $600,000 as compared to $400,000 in the third quarter of 2006. The provision for loan losses for the first nine months of 2007 was $1.2 million, which was substantially unchanged for the same period in 2006. Management determines the amount to provide for in the allowance for loan losses based upon a number of factors including loan growth, the quality and composition of the loan portfolio and loan loss experience. When measured as a percentage of loans outstanding, the allowance for loan losses was substantially unchanged at 0.92% as of September 30, 2006 and September 30, 2007, respectively.

Noninterest income was $7.6 million during the third quarter of 2007 and $6.9 million during the third quarter of 2006, an increase of $726,000, or 10.6%. Noninterest income was $23.7 million during the first nine months of 2007 and $21.3 million during the first nine months of 2006, an increase of $2.4 million, or 11.2%. Trust income increased $156,000, or 9.2%, to $1.9 million in the third quarter of 2007 due to increased levels of assets under management and increased fees from land trust administration. Trust income was $6.3 million in the first nine months of 2007, an increase of $778,000, or 14.2%, from the first nine months of 2006 due principally to increased volume in estate administration activity coupled with the increase in assets under management as reported above. Mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.3 million, an increase of $117,000, or 9.9%, from the third quarter of 2006. For the first nine months of 2007, mortgage banking income increased $636,000, or 17.6%. The largest increase in income from mortgage operations for both the quarter and year to date period was in net gains on sale, sales of mortgage loans, which resulted largely from a revision to secondary market execution processes.

There were nominal realized gains on sales of securities in the third quarter of 2007, whereas year to date net gains were $493,000, or an increase of 17.9%, as compared with $418,000 for the first nine months of 2006. On a quarterly comparative basis, service charges on deposits increased $44,000, or 2.05%, in 2007. This same category increased $257,000, or 4.2%, in the first nine months of 2007 in accordance with the Company’s deposit growth rate and incremental changes to pricing strategies. Interchange income from debit card usage increased $60,000, or 12.9%, and $165,000, or 12.3%, respectively when comparing the third quarter and first nine months of 2007 to same periods in the previous year. The Company continued to increase the number of cards outstanding in 2007, and customers continued to show a preference for this form of payment. Other income increased $207,000, or 21.6%, and $315,000, or 11.0%, for the third quarter and first nine months of 2007, respectively. The comparative third quarter and year to date 2007 performance increased over the same periods in 2006 primarily due to increased levels of fee income from processing of merchant credit card sales combined with mutual fund and letter of credit fees.

Noninterest expense was $16.1 million during the third quarter of 2007, a decrease of $1.1 million, or 6.2%, from $17.2 million in the third quarter of 2006. Noninterest expense was $49.5 million during the first nine months of 2007, an increase of $562,000, or 1.2%, from $49.0 million in the first nine months of 2006. Salaries and benefits expense was $8.9 million during the third quarter of 2007, a decrease of $295,000, or 3.2%, from $9.2 million in the third quarter of 2006.

In the first nine months of the year, salaries and benefits were $28.6 million in 2007 and $27.3 million in 2006, an increase of $1.3 million, or 4.8%. The Company generally experiences increases in this category due to annual increases in salary and other compensation coupled with rising health care costs, but an evaluation of 2007 events is also required to understand these fluctuations. The full time equivalent employee (“FTE”) figure rose from 568 at September 30, 2006 to 582 at December 31, 2006. The FTE count then declined to 527 at September 30, 2007. The FTE tally was smaller at September 30, 2007 primarily because of the 8.5% reduction in available positions that was announced April 13, 2007. On a linked quarter comparative basis, third quarter 2007 salary expense was approximately $420,000 lower than the preceding quarter, which included continuation payment expense related to the reduction in force.

Net occupancy and furniture and equipment expenses increased $492,000, or 18.9%, from the third quarter of 2006 to the third quarter of 2007. Net occupancy and furniture and equipment expenses increased $1.3 million, or 18.0%, from the first nine months of 2006 to the first nine months of 2007. The increases for both the quarter and year to date periods are primarily attributable to the combined effect of the Company’s expansion and development into new markets coupled with the third quarter 2007 recognition of accelerated leasehold depreciation and other associated impaired asset expense. As previously announced, the latter items resulted primarily from the July 2007 closing of three leased branches that had market overlap with existing locations although automated teller machine access remains at those sites. In the short term, and absent a conversion to a sublease strategy, the bulk of future savings from these closures will occur as the leases expire. The expiration dates range from December 31, 2007, to February 23, 2008 and April 1, 2009. The Company opened five new retail locations in 2006, and one new location on the western edge of Elgin in May 2007.

On July 1, 2007, the Company merged its two state bank charters—Old Second Bank — Kane County and Old Second Bank — Yorkville—into its national bank charter, The Old Second National Bank of Aurora, and renamed the combined entity “Old Second National Bank”. Internal reorganizations including information system conversions continued late into the third quarter of 2007 and will serve to position the Company favorably to achieve future efficiencies. Decreases in advertising expense were also realized for both the third quarter and the first nine months of 2007 in comparison to the same periods in 2006. Other expense decreased $81,000, or 2.1%, in the third quarter of 2007 as compared to third quarter of 2006. This category decreased $207,000, or 1.8%, from $11.3 million in the first nine months of 2006 to $11.1 million in the first nine months of 2007 as the Company continued to emphasize cost control and review procedures.

The provision for income tax as a percentage of pretax income, or effective tax rate, remained relatively unchanged at 25.0% as of the third quarter of 2006 as compared to 25.8% for the third quarter of 2007. The provision for income tax as a percentage of pretax income decreased from 29.3% for the first nine months of 2006 to 26.3% for the first nine months of 2007. Increased levels of tax-exempt income from securities and bank owned life insurance helped to reduce income tax expense when comparing 2007 to 2006, although the proportion of income before taxes not subject to tax was greater in the third quarter of

2006 due to significantly lower earnings in that quarter. In addition to the increased volume of tax-exempt assets, the average quarterly tax-equivalent yield on tax-exempt securities held by the Company increased from 5.51% as of September 30, 2006 to 6.30% or 79 basis points as of September 30, 2007. The reduction in effective tax rate was primarily attributable, however, to the formation of a real estate investment trust (REIT) in the third quarter of 2006 for the purpose of holding certain commercial real estate loans, residential real estate loans and other loans, as well as mortgage-backed investment securities, that were previously held by our main bank subsidiary. In addition to income tax benefits, which lowered the effective tax rate, the REIT ownership structure also provides the Company with an alternate vehicle for raising future capital as desired. A recent change to Illinois tax law related to the deductibility of REIT dividends will eliminate the recognition of tax benefits related to this ownership structure beginning January 1, 2009.

Total assets were $2.63 billion as of September 30, 2007, compared with $2.46 billion as of December 31, 2006. Loans and securities available for sale grew $125.6 million, or 7.1%, and $45.2 million, or 9.5%, respectively, during the first nine months of 2007. The largest changes by loan type included increases in commercial real estate and commercial real estate construction loans of $66.9 million and $25.8 million respectively. Residential real estate loans increased $18.2 million in 2007.

Total deposits increased $133.5 million during the first nine months of 2007, to $2.2 billion as of September 30, 2007. During the same period, demand deposit and NOW accounts increased $500,000, to $281.1 million, and $13.7 million, to $271.2 million, respectively. Savings account balances in 2007 decreased $9.2 million. The largest growth category of deposits during the first nine months of 2007 was money market deposit accounts, which increased by $99.7 million, from $446.2 million to $545.9 million. Time deposits increased $28.9 million from $974.1 million to $1.003 billion at September 30, 2007. The largest increase in nondeposit funding sources for the first nine months of 2007 was in securities sold under repurchase agreements and junior subordinated debentures, which increased $15.8 million, or 41.2%, and $25.8 million, or 81.5%, respectively, as of September 30, 2007.

As observed above, depositors generally continued to prefer money market accounts and certificates of deposit. The money market account offers the customer the advantage of liquidity while earning a higher rate of interest than a demand or NOW account and certificates of deposit allow the customer to lock in a fixed rate of interest for a fixed period of time. This deposit shift, combined with generally higher rates of interest in 2007, contributed to a higher cost of funds and had a negative impact on the net interest margin. The net interest margin (tax equivalent basis) declined from 3.37% in the first nine months of 2006 to 3.06% in the first nine months of 2007. In comparing year to date 2007 to the same period in 2006, the average cost of interest bearing funds increased 64 basis points.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance. Management presents a net interest margin calculation. The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period. Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP. The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and adjusted non-interest income. Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors. Additionally, all statements in this report, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2006.

Financial Highlights (unaudited)
In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2007	2006	2007	2006
Summary Income Statement:
Net interest income	$17,308	$17,299	$50,837	$53,524
Provision for loan losses	600	400	1,188	1,244
Noninterest income	7,600	6,874	23,710	21,314
Noninterest expense	16,117	17,177	49,534	48,972
Income taxes	2,114	1,648	6,274	7,203
Net income	6,077	4,948	17,551	17,419

Key Ratios (annualized):
Return on average assets	0.94%	0.82%	0.94%	0.98%
Return on average equity	17.46%	13.17%	15.70%	15.11%
Net interest margin (tax equivalent)	3.01%	3.21%	3.06%	3.37%
Efficiency ratio	62.58%	68.96%	64.34%	63.58%
Tangible capital to assets	5.34%	6.32%	5.34%	6.32%
Total capital to risk weighted assets	10.52%	10.59%	10.52%	10.59%
Tier 1 capital to risk weighted assets	9.27%	9.74%	9.27%	9.74%
Tier 1 capital to average assets	7.37%	7.81%	7.37%	7.81%

Per Share Data:
Basic earnings per share	$0.50	$0.37	$1.39	$1.30
Diluted earnings per share	$0.49	$0.37	$1.37	$1.28
Dividends declared per share	$0.15	$0.14	$0.44	$0.41
Book value per share	$11.74	$11.74	$11.74	$11.74
Tangible book value per share	$11.56	$11.57	$11.56	$11.57
Ending number of shares outstanding	12,145,296	13,166,798	12,145,296	13,166,798
Average number of shares outstanding	12,145,479	13,279,824	12,630,512	13,443,668
Diluted average shares outstanding	12,295,282	13,451,345	12,776,660	13,619,125

End of Period Balances:
Loans	$1,889,471	$1,785,406	$1,889,471	$1,785,406
Deposits	2,196,227	2,017,831	2,196,227	2,017,831
Stockholders’ equity	142,579	154,554	142,579	154,554
Total earning assets	2,438,173	2,245,252	2,438,173	2,245,252
Total assets	2,631,556	2,412,664	2,631,556	2,412,664

Average Balances:
Loans	$1,847,243	$1,762,217	$1,805,503	$1,741,232
Deposits	2,127,679	1,983,937	2,077,716	1,977,870
Stockholders’ equity	138,106	149,057	149,428	154,146
Total earning assets	2,392,984	2,225,966	2,325,986	2,212,868
Total assets	2,557,600	2,386,459	2,487,130	2,370,065

Financial Highlights, continued  (unaudited)
In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2007	2006	2007	2006
Asset Quality
Charge-offs	$296	$261	$521	$605
Recoveries	251	112	444	376
Net charge-offs	$45	$149	$77	$229
Provision for loan losses	600	400	1,188	1,244
Allowance for loan losses to loans	0.92%	0.92%	0.92%	0.92%

	September 30,		December 31,
	2007	2006	2006

Nonaccrual loans	$5,221	$3,162	$1,632
Restructured loans	—	—	—
Loans past due 90 days	386	1,343	583
Nonperforming loans	5,607	4,505	2,215
Other real estate owned	—	83	48
Nonperforming assets	$5,607	$4,588	$2,263

Major Classifications of Loans
Commercial and industrial	$188,416	$168,468	$175,621
Real estate - commercial	671,986	633,554	605,098
Real estate - construction	400,446	376,097	374,654
Real estate - residential	605,175	581,325	586,959
Installment	25,124	27,877	23,326
	1,891,147	1,787,321	1,765,658
Unearned origination fees, net	(1,676)	(1,915)	(1,746)
	$1,889,471	$1,785,406	$1,763,912

Major Classifications of Deposits
Noninterest bearing	$281,085	$258,403	$280,630
Savings	95,054	106,402	104,229
NOW accounts	271,170	267,247	257,505
Money market accounts	545,917	439,992	446,215
Certificates of deposit of less than $100,000	591,957	566,864	591,941
Certificates of deposit of $100,000 or more	411,044	378,923	382,173
	$2,196,227	$2,017,831	$2,062,693

Old Second Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	(unaudited)
	September 30,	December 31,
	2007	2006
Assets
Cash and due from banks	$81,562	$80,727
Interest bearing deposits with financial institutions	649	5,493
Federal funds sold	11,963	2,305
Cash and cash equivalents	94,174	88,525
Securities available for sale	518,056	472,897
Federal Home Loan Bank and Federal Reserve Bank stock	8,947	8,783
Loans held for sale	9,087	14,378
Loans	1,889,471	1,763,912
Less: allowance for loan losses	17,304	16,193
Net loans	1,872,167	1,747,719
Premises and equipment, net	49,051	48,404
Other real estate owned	—	48
Mortgage servicing rights, net	2,724	2,882
Goodwill, net	2,130	2,130
Bank owned life insurance (BOLI)	47,514	45,861
Accrued interest and other assets	27,706	27,513
Total assets	$2,631,556	$2,459,140

Liabilities
Deposits:
Noninterest bearing demand	$281,085	$280,630
Interest bearing:
Savings, NOW, and money market	912,141	807,949
Time	1,003,001	974,114
Total deposits	2,196,227	2,062,693
Securities sold under repurchase agreements	53,970	38,218
Other short-term borrowings	139,365	127,090
Junior subordinated debentures	57,399	31,625
Note payable	18,410	16,425
Accrued interest and other liabilities	23,606	24,534
Total liabilities	2,488,977	2,300,585

Stockholders’ Equity
Common stock	16,691	16,635
Additional paid-in capital	15,867	14,814
Retained earnings	205,262	193,170
Accumulated other comprehensive loss	(483)	(2,545)
Treasury stock	(94,758)	(63,519)
Total stockholders’ equity	142,579	158,555
Total liabilities and stockholders’ equity	$2,631,556	$2,459,140

Old Second Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	September 30,		September 30,
	2007	2006	2007	2006
Interest and Dividend Income
Loans, including fees	$33,784	$31,867	$97,964	$91,544
Loans held for sale	161	127	508	353
Securities:
Taxable	4,605	3,167	12,528	9,518
Tax-exempt	1,494	1,258	4,243	3,749
Federal funds sold	138	2	275	5
Interest bearing deposits	4	1	28	3
Total interest and dividend income	40,186	36,422	115,546	105,172
Interest Expense
Savings, NOW, and money market deposits	6,603	5,031	18,135	12,861
Time deposits	12,377	10,523	36,321	29,480
Securities sold under repurchase agreements	612	517	1,830	1,511
Other short-term borrowings	1,951	2,289	5,101	5,702
Junior subordinated debentures	1,053	617	2,577	1,850
Note payable	282	146	745	244
Total interest expense	22,878	19,123	64,709	51,648
Net interest and dividend income	17,308	17,299	50,837	53,524
Provision for loan losses	600	400	1,188	1,244
Net interest and dividend income after
provision for loan losses	16,708	16,899	49,649	52,280
Noninterest Income
Trust income	1,863	1,707	6,272	5,494
Service charges on deposits	2,190	2,146	6,406	6,149
Secondary mortgage fees	133	201	452	513
Mortgage servicing income	156	133	472	348
Net gain on sales of mortgage loans	1,011	849	3,328	2,755
Securities gains (losses), net	11	—	493	418
Increase in cash surrender value of bank owned life insurance	546	415	1,599	1,429
Debit card interchange income	524	464	1,506	1,341
Other income	1,166	959	3,182	2,867
Total noninterest income	7,600	6,874	23,710	21,314
Noninterest Expense
Salaries and employee benefits	8,898	9,193	28,589	27,293
Loss on settlement of pension obligation	—	1,001	—	1,358
Occupancy expense, net	1,442	1,179	3,923	3,369
Furniture and equipment expense	1,647	1,418	4,723	3,958
Amortization of core deposit intangible assets	—	89	—	266
Advertising expense	399	485	1,239	1,461
Other expense	3,731	3,812	11,060	11,267
Total noninterest expense	16,117	17,177	49,534	48,972
Income before income taxes	8,191	6,596	23,825	24,622
Provision for income taxes	2,114	1,648	6,274	7,203
Net income	$6,077	$4,948	$17,551	$17,419

Basic earnings per share	$0.50	$0.37	$1.39	$1.30
Diluted earnings per share	0.49	0.37	1.37	1.28
Dividends declared per share	0.15	0.14	0.44	0.41

ANALYSIS OF AVERAGE BALANCES,
TAX EQUIVALENT INTEREST AND RATES
Three Months ended September 30, 2007 and 2006
(Dollar amounts in thousands- unaudited)

	2007			2006
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$643	$4	2.43%	$102	$1	3.84%
Federal funds sold	11,114	138	4.86	163	2	4.80
Securities:
Taxable	378,666	4,605	4.86	314,818	3,167	4.02
Non-taxable (tax equivalent)	145,993	2,298	6.30	140,588	1,935	5.51
Total securities	524,659	6,903	5.26	455,406	5,102	4.48
Loans and loans held for sale	1,856,568	33,989	7.16	1,770,295	32,051	7.08
Total interest earning assets	2,392,984	41,034	6.73	2,225,966	37,156	6.55
Cash and due from banks	53,054	—	—	54,836	—	—
Allowance for loan losses	(16,906)	—	—	(16,298)	—	—
Other noninterest-bearing assets	128,468	—	—	121,955	—	—
Total assets	$2,557,600			$2,386,459

Liabilities and Stockholders’ Equity
NOW accounts	$255,402	$1,207	1.87%	$284,887	$1,311	1.83%
Money market accounts	520,238	5,168	3.94	400,973	3,565	3.53
Savings accounts	101,626	228	0.89	112,251	155	0.55
Time deposits	991,867	12,377	4.95	931,867	10,523	4.48
Interest bearing deposits	1,869,133	18,980	4.03	1,729,978	15,554	3.57
Securities sold under repurchase agreements	55,565	612	4.37	43,976	517	4.66
Federal funds purchased and other short-term borrowings	145,037	1,951	5.26	152,766	2,289	5.86
Junior subordinated debentures	57,399	1,053	7.34	31,625	617	7.80
Note payable	17,359	282	6.36	9,332	146	6.12
Total interest bearing liabilities	2,144,493	22,878	4.23	1,967,677	19,123	3.85
Noninterest bearing deposits	258,546	—	—	253,959	—	—
Accrued interest and other liabilities	16,455	—	—	15,766	—	—
Stockholders’ equity	138,106	—	—	149,057	—	—
Total liabilities and stockholders’ equity	$2,557,600			$2,386,459
Net interest income (tax equivalent)		$18,156			$18,033
Net interest income (tax equivalent) to total earning assets			3.01%			3.21%
Interest bearing liabilities to earnings assets	89.62%			88.40%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,
TAX EQUIVALENT INTEREST AND RATES
Nine Months ended September 30, 2007 and 2006
(Dollar amounts in thousands- unaudited)

	2007			2006
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,117	$28	3.31%	$531	$3	0.75%
Federal funds sold	7,233	275	5.01	143	5	4.61
Securities:
Taxable	355,085	12,528	4.70	322,589	9,518	3.93
Non-taxable (tax equivalent)	147,089	6,528	5.92	140,600	5,768	5.47
Total securities	502,174	19,056	5.06	463,189	15,286	4.40
Loans and loans held for sale	1,815,462	98,622	7.16	1,749,005	92,067	6.94
Total interest earning assets	2,325,986	117,981	6.70	2,212,868	107,361	6.41
Cash and due from banks	50,647	—	—	52,231	—	—
Allowance for loan losses	(16,479)	—	—	(15,984)	—	—
Other noninterest-bearing assets	126,976	—	—	120,950	—	—
Total assets	$2,487,130			$2,370,065

Liabilities and Stockholders’ Equity
NOW accounts	$246,555	$3,122	1.69%	$257,976	$2,791	1.45%
Money market accounts	488,099	14,343	3.93	404,310	9,633	3.19
Savings accounts	104,834	670	0.85	117,697	437	0.50
Time deposits	982,797	36,321	4.94	944,317	29,480	4.17
Interest bearing deposits	1,822,285	54,456	4.00	1,724,300	42,341	3.28
Securities sold under repurchase agreements	54,673	1,830	4.48	47,500	1,511	4.25
Federal funds purchased and other short-term borrowings	126,595	5,101	5.31	138,433	5,702	5.43
Junior subordinated debentures	46,164	2,577	7.44	31,625	1,850	7.80
Note payable	15,615	745	6.29	5,427	244	5.93
Total interest bearing liabilities	2,065,332	64,709	4.18	1,947,285	51,648	3.54
Noninterest bearing deposits	255,431	—	—	253,570	—	—
Accrued interest and other liabilities	16,939	—	—	15,064	—	—
Stockholders’ equity	149,428	—	—	154,146	—	—
Total liabilities and stockholders’ equity	$2,487,130			$2,370,065
Net interest income (tax equivalent)		$53,272			$55,713
Net interest income (tax equivalent) to total earning assets			3.06%			3.37%
Interest bearing liabilities to earnings assets	88.79%			88.00%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	September 30,		September 30,
	2007	2006	2007	2006
Net Interest Margin
Interest income (GAAP)	$40,186	$36,422	$115,546	$105,172
Taxable-equivalent adjustment:
Loans	44	57	150	170
Investments	804	677	2,285	2,019
Interest income — FTE	41,034	37,156	117,981	107,361
Interest expense (GAAP)	22,878	19,123	64,709	51,648
Net interest income — FTE	$18,156	$18,033	$53,272	$55,713
Net interest income — (GAAP)	$17,308	$17,299	$50,837	$53,524
Average interest earning assets	$2,392,984	$2,225,966	$2,325,986	$2,212,868
Net interest margin (GAAP)	2.87%	3.08%	2.92%	3.23%
Net interest margin — FTE	3.01%	3.21%	3.06%	3.37%

Efficiency Ratio
Noninterest expense	$16,117	$17,177	$49,534	$48,972
Noninterest income	7,600	6,874	23,710	21,314
Net interest income (GAAP)	17,308	17,299	50,837	53,524
Taxable-equivalent adjustment:
Loans	44	57	150	170
Investments	804	677	2,285	2,019
Net interest income — FTE	18,156	18,033	53,272	55,713
Noninterest income
plus net interest income — FTE	25,756	24,907	76,982	77,027
Efficiency ratio	62.58%	68.96%	64.34%	63.58%